UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 1, 2008

SeraCare Life Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-33045 (Commission File Number)	33-0056054 (IRS Employer Identification No.)

37 Birch Street Milford, Massachusetts (Address of principal executive offices)	01757 (Zip Code)
Registrant’s telephone number, including area code: (508) 244-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Ex-10.1 Employment Agreement, dated February 1, 2008

Item 1.01 Entry into a Material Definitive Agreement.
On February 1, 2008, SeraCare Life Sciences, Inc. (the “Company”) entered into a new employment agreement with Ronald R. Dilling (the “Employment Agreement”), pursuant to which Mr. Dilling will continue to serve as the Company’s Vice President of Operations. The following summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is furnished as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
The Employment Agreement provides for ongoing employment until terminated by Mr. Dilling or the Company. During his employment, he will receive a base salary of $205,750 per annum, subject to adjustment at the discretion of the Board of Directors. Mr. Dilling will also be eligible to participate in the Company’s bonus and incentive plans and the Company’s employee benefits plans, each as may be in effect from time to time. He will also be entitled to paid time off at the rate of 20 days per year, subject to the Company’s generally applicable policies. In the event the Company terminates Mr. Dilling’s employment without cause, he shall be eligible for six months of salary continuation, provided that he executes a timely and effective release of claims in the Company’s favor.
The Employment Agreement also contains standard provisions protecting the Company’s confidential information and requiring the assignment of intellectual property to the Company. The Employment Agreement also contains restrictions on competition with the Company, solicitation of the Company’s customers and solicitation of the Company’s employees for the 12-month period following termination of employment.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated February 1, 2008, between SeraCare Life Sciences, Inc. and Ronald R. Dilling.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeraCare Life Sciences, Inc.
Date: February 1, 2008	By:	/s/ Gregory A. Gould
Gregory A. Gould
Chief Financial Officer, Treasurer and Secretary